Exhibit 10.1

December 24, 2012

Dear Ms. Heung Mei Tsui

On behalf of the Board of Directors and the Company, I am pleased to welcome you to join the Board of the China Pharma Holdings, Inc as a director. The compensation is $16,000 per year. I look forward to working with you. Your starting date will be the December 24, 2012, and the term will be three years.

If you agree to the terms and conditions stated above, please sign and date this letter below.

I look forward to working with you and sincerely hope that your service will be enjoyable and rewarding.

Sincerely

Chairman of the Board
China Pharma Holdings, Inc
By:    /s/ Zhilin Li
Date:

Response:
This letter correctly sets forth the understanding of Ms. Heung Mei Tsui.

By:     /s/   Heung Mei Tsui
Date: